As filed with the Securities and Exchange Commission on April 30, 2007
Registration No. 333-140464

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EPICEPT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	2834	52-1841431
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

777 Old Saw Mill River Road
Tarrytown, NY 10591
(914) 606-3500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John V. Talley
Chief Executive Officer
EpiCept Corporation
777 Old Saw Mill River Road
Tarrytown, NY 10591
(914) 606-3500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Alexander D. Lynch, Esq.
Erika L. Weinberg, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amounts to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered (1)	Per share	Price	Registration Fee(5)
Shares of common stock underlying selling stockholder warrants(2)	3,441,786	$1.47(3)	$5,059,425	$541.36
Shares of common stock underlying Rockmore warrants	1,730	$37.75	65,308	$6.99
Shares of common stock	6,883,565	$1.46(5)	$10,050,000	$1,075.35

(1)	Pursuant to Rule 415 of the Securities Act of 1933, as amended, or the Securities Act, this registration statement also registers such additional shares of common stock of the Registrant as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or other capital adjustments.

(2)	Represent shares of our common stock issuable upon the exercise of warrants issued by us pursuant to a private placement on December 21, 2006.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g) of the Securities Act, based on the higher of (a) the exercise price of the warrants or (b) the offering price of the securities of the same class included in this registration statement.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. For the purposes of this table, we have used the last reported sale price of the Company’s common stock on the Nasdaq Capital Market at February 23, 2007.

(5)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated April 30, 2007

PRELIMINARY PROSPECTUS

10,327,081 Shares

Common Stock
par value $0.0001 per share

This prospectus relates solely to the resale of up to an aggregate of 10,327,081 shares of common stock of EpiCept Corporation (“EpiCept” or the “Company”) by the selling stockholders identified in this prospectus. These shares include the shares of our common stock issued, or issuable upon the exercise of warrants that were sold, to the investors identified in this prospectus.

The selling stockholders identified in this prospectus (which term as used herein includes its pledgees, donees, transferees or other successors-in-interest) may offer the shares from time to time as they may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” beginning on page 96 at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices. The prices at which the selling stockholders may sell the shares may be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties.

We will not receive any of the proceeds from the sale of these shares by the selling stockholders. If the warrants held by certain of the selling stockholders are exercised by the payment of cash, however, we would receive the exercise price of the warrants, which is initially $1.47 per share. In addition, if the warrants held by Rockmore Investment Master Fund Ltd. are exercised by the payment of cash, we would receive the exercise price of those warrants, which is $37.75 per share. However, all the warrants covered by the registration statement of which this prospectus is a part have a cashless exercise provision that allows the holder to receive a reduced number of shares of our common stock, without paying the exercise price in cash. To the extent any of the warrants are exercised in this manner, we will not receive any additional proceeds from such exercise. We have agreed to pay all expenses relating to registering the securities. The selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of these shares of our common stock.

Our common stock is dual-listed on the Nasdaq Capital Market and the OM Stockholm Exchange under the ticker symbol “EPCT.” The last reported sale price of our common stock on April 27, 2007 was $2.80 per share.

Investing in our common stock involves significant risks.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy of accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated April 30, 2007

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

“EpiCept”, “LidoPAIN” and the EpiCept logo are our trademarks. Other service marks, trademarks, and trade names referred to in this prospectus are the property of their respective owners. As indicated in this prospectus, we have included market data and industry forecasts that were obtained from industry publications.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the registration statement of which it forms a part and the documents incorporated by reference into these documents contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “will,” “foresee” and similar expressions to identify these forward-looking statements. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC, or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed in the section titled Item 1. “Business — Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 incorporated by reference herein. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management’s opinions only as of the date hereof. Except as required by law, EpiCept undertakes no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we make in our reports to the SEC on Forms 10-K, 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in this prospectus or incorporated by reference herein. It may not contain all of the information that is important to you. You should read the entire prospectus, including each of the documents incorporated by reference herein, before making an investment decision. In this prospectus, the terms “EpiCept,” “we,” “our” and “us” refer to EpiCept Corp. and its subsidiaries.

Our Company

We are a specialty pharmaceutical company focused on the development of pharmaceutical products for the treatment of cancer and pain. We have a portfolio of six product candidates in various stages of development: an oncology product candidate submitted for European registration, two oncology compounds, one of which has commenced a Phase II clinical trial and the second of which entered clinical development in late 2006, and three pain product candidates in late stage development. Our portfolio of pain management and oncology product candidates allows us to be less reliant on the success of any single product candidate.

Our lead oncology product candidate is Ceplene, which is intended as remission maintenance therapy in the treatment of acute myeloid leukemia, or AML specifically for patients who are in their first complete remission (CR-1). Our late stage pain product candidates are: EpiCept NP-1, a prescription topical analgesic cream designed to provide effective long-term relief of peripheral neuropathies; LidoPAIN SP, a sterile prescription analgesic patch designed to provide sustained topical delivery of lidocaine to a post-surgical or post-traumatic sutured wound while also providing a sterile protective covering for the wound; and LidoPAIN BP, a prescription analgesic non-sterile patch designed to provide sustained topical delivery of lidocaine for the treatment of acute or recurrent lower back pain. None of our product candidates has been approved by the U.S. Food and Drug Administration (“FDA”) or any comparable agency in another country and we have yet to generate product revenues from any of our product candidates in development.

Our Product Candidates

The clinical trials for our current portfolio of product candidates have include over 3,100 patients in 23 clinical trails, including over 660 patients in six clinical trails for EpiCept NP-1; over 1,110 patients in five clinical trails for LidoPAIN SP; over 720 patients in five clinical trails for LidoPAIN BP, and over 350 patients in two AML clinical trails for Ceplene.

Ceplene

Ceplene is our leading oncology drug candidate, which is based on the naturally occurring molecule histamine. The mechanism of action is via the inhibition of oxidative stress, thereby protecting critical immune cells, which can then attack cancer cells. We have completed an international, multicenter, open-label, randomized phase III study to evaluate the efficacy and safety of treatment with Ceplene + IL-2 (Proleukin®) in 320 patients with Acute Myeloid Leukemia or AML in first or subsequent complete remission. The treatment group met the primary endpoint of preventing relapse as shown by increased leukemia-free survival for AML patients in remission, which was highly statistically significant (p<0.01, analyzed according to Intent-to-Treat). Even more impressive was the benefit observed in patients in their first remission (CR1). In this subgroup, the patients had a 55% improvement in leukemia free survival. On October 6, 2006, we filed for regulatory approval with the European Medicines Agency or EMEA for the proposed indication: Ceplene, administered in conjunction with interleukin-2, is indicated for maintenance of remission in adult patients with acute myeloid leukemia in first remission to prolong the duration of leukemia free survival.

EPC-2407

EPC2407, a novel small molecular weight compound, was discovered by our Apoptosis Screening Anticancer Platform. It is in a class of anticancer drugs called vascular disruption agents. Unlike antiangiogenic drugs, which attempt to prevent the formation of new tumor blood vessels, vascular disruption agents starve existing solid tumors by depriving them of blood flow, thereby causing tumor cell death. The molecular target for EPC2407 is tubulin, a cellular substance which helps maintain cell shape and is involved with cellular movement, intracellular transport, and cell division. While there are a number of tubulins targeting anticancer drugs, the dose-limiting toxicities and emergence of drug-resistant tumor cells have limited their effectiveness. In contrast, EPC2407 is active in multi-drug resistant cells and interacts with tubulin at sites, which are different from those of the taxanes and vinca alkaloids. As such, we believe EPC2407 is differentiated from such drugs as paclitaxel and vinblastine. We have submitted an investigational new drug application or IND to the U.S. Food and Drug Administration to begin Phase I clinical studies of EPC2407, for the treatment of advanced cancer patients with solid tumors that are well vascularized. EPC2407 commenced a Phase I clinical trial in December 2006.

MPC-6827

MPC-6827 is a compound discovered from the drug discovery platform at EpiCept and licensed to Myriad Genetics Inc. for clinical development. The antitumor activity of MPC-6827 demonstrated a broad range of activities against many tumor types in various animal models as well as activity against different types of multi-drug resistant cell lines. The Phase I clinical testing is being conducted by Myriad, on patients with solid tumors with a particular focus on brain cancers or brain metastases due to its pharmacologic properties in pre-clinical animal studies that indicated higher drug levels in the brain than in the blood. In March 2007, Myriad initiated a Phase II registration sized clinical trial for MPC-6827.

EpiCept NP-1

EpiCept NP-1 is a prescription topical analgesic cream containing a patented formulation, the contents of which include two FDA-approved drugs, amitriptyline and ketamine. Amitriptyline is a widely-used antidepressant, and ketamine is an NMDA, or N-methyl-D-aspartate, antagonist (i.e., a compound that blocks the effects of NMDA, a protein associated with the feeling of pain) that is used as an anesthetic. EpiCept NP-1 is designed to provide effective, long-term relief from the pain of peripheral neuropathies. We believe the topical delivery of our patented combination represents a fundamentally new approach for the treatment of pain associated with peripheral neuropathy and will significantly reduce the risk of adverse side effects associated with the systemic delivery of the active ingredients. Peripheral neuropathies are medical conditions caused by damage to the nerves in the nervous system. The initial indications for this product candidate are post-herpetic neuralgia, or PHN, a specific type of peripheral neuropathy associated with shingles, a condition caused by the herpes zoster virus and diabetic peripheral neuropathy or DPN. We have completed Phase II clinical trials in the United States and Canada that included 343 subjects and plan to commence a Phase III clinical trial in the United States during the first half of 2007 that will include at least 400 subjects. We are also planning a Phase IIb trial in diabetic neuropathic pain to commence in the first half of 2007 that we anticipate will include 200 patients.

LidoPAIN SP

LidoPAIN SP is a sterile prescription analgesic patch designed to provide sustained topical delivery of lidocaine to a post-surgical or post-traumatic sutured wound while also providing a sterile protective covering for the wound. If approved, we believe that LidoPAIN SP would be the first sterile prescription analgesic patch on the market. We have completed a Phase II clinical trial in Germany that included 221 subjects who underwent hernia repair. A Phase III clinical trial in Europe was initiated during the fourth quarter of 2004 and completed in the third quarter of 2006. This study included approximately 440 subjects undergoing hernia repair.

LidoPAIN BP

LidoPAIN BP is a prescription analgesic non-sterile patch designed to provide sustained topical delivery of lidocaine for the treatment of acute or recurrent lower back pain. We have completed Phase IIa and Phase IIb clinical trials in the United States that included 242 subjects and plan to commence a pivotal Phase IIb clinical trial in the United States during the first half of 2007 that will include at least 300 subjects. In December 2003, we entered into an agreement with Endo Pharmaceuticals Inc. for the commercialization of LidoPAIN BP worldwide.

Private Placement

On December 21, 2006, we entered into a Securities Purchase Agreement with certain institutional investors for the private placement of approximately 6.9 million shares of our common stock, at price of $1.46 per share and warrants to purchase approximately 3.4 million shares of our common stock, at a price of $1.47 per share. Gross proceeds to us from the sale of the securities was approximately $10 million. We intend to use the proceeds of the private placement to meet our working capital needs. On that date, we also entered into a Standby Equity distribution Agreement with Cornell Capital Partners, LP for the private placement of up to $15,000,000 of shares of our common stock, at a discount to be calculated at the time of issuance.

The warrants are exercisable for our common stock at $1.47 per share, beginning June 22, 2007 with a five-year term of exercise. The exercise price and number of shares issuable upon exercise are subject to adjustment in the event of stock splits or dividends, business combinations, sale of assets or other similar transactions but not as a result of future transactions at lower prices.

The common stock and warrants have not been registered under the Securities Act of 1933, or any state securities laws.

In connection with the execution of the Securities Purchase Agreement, we entered into a registration rights agreement, pursuant to which we are required to file this registration statement to register for resale our common stock and the shares of our common stock issuable upon exercise of the warrants. Further, in connection with the execution of the Standby Equity Distribution Agreement, we entered into a separate registration rights agreement, pursuant to which we are obligated to register our common stock for resale on a registration statement prior to the first sale to Cornell Capital Partners, LP of our common stock.

Risks Affecting Us

We are subject to a number of risks of which you should be aware before you decide to buy our common stock. These risks are discussed more fully under Item 1. “Business — Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006 incorporated by reference herein. All of our product candidates are in development. We have not received regulatory approval for, or generated commercial revenues from, any of our product candidates. We may never obtain regulatory approval for our product candidates or successfully commercialize any of our product candidates. If we do not successfully obtain regulatory approval for, and commercialize any of our product candidates or enter into successful strategic alliances, we will be unable to achieve our business objective. Since inception, we have incurred net losses. As of December 31, 2006, we had an accumulated deficit of $142.2 million. We expect to continue to incur increasing net losses for the foreseeable future, and we may never become profitable.

Corporate Information

We were incorporated in Delaware in March 1993. We have two wholly-owned subsidiaries, EpiCept GmbH, based in Munich, Germany, which is engaged in research and development activities on our behalf and Maxim Pharmaceuticals, Inc. which we acquired on January 4, 2006. Our executive offices are located at 777 Old Saw Mill River Road, Tarrytown, New York 10591, our telephone number at that location is 914-606-3500, and our website can be accessed at www.epicept.com. Information contained in our website does not constitute part of this prospectus.

THE OFFERING

Common stock outstanding(1)	32,401,252 shares

Common stock being offered for resale to the public by the selling stockholders(2)	10,327,081 shares

Common stock to be outstanding after this offering(3)	35,844,768 shares

Total proceeds raised by offering	We will not receive any proceeds from the resale of our common stock pursuant to this offering. We may receive proceeds upon the exercise of the warrants to the extent such warrants are exercised for cash.

Use of proceeds	Any proceeds we may receive will be used to meet our working capital needs and general corporate purposes.

Nasdaq Global Market symbol	EPCT

Risk factors	See “Risk Factors” and the other information included and incorporated by reference in this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our common stock.

(1)	Includes 6,883,565 shares of common stock issued in the private placement.

(2)	Includes 1,730 shares issuable upon exercise of warrants held by Rockmore Investment Master Fund Ltd. originally issued by Maxim Pharmaceuticals Inc. prior to its merger with the Company, 3,441,786 shares of common stock underlying the warrants held by the other selling stockholders and 6,883,565 shares of common stock issued in the private placement.

(3)	The number of shares of our common stock to be outstanding after this offering is based on the number of shares of our common stock outstanding as of April 23, 2007. This number does not include, as of April 23, 2007:

•	3,830,272 shares of our common stock issuable upon exercise of options outstanding, at a weighted average exercise price of $5.98 per share including 829,820 shares issuable upon the exercise of options granted during 2007 to certain of our named executive officers and other employees;

•	131,985 shares of restricted common stock granted on January 8, 2007 to certain of our named executive officers and other employees; and

•	1,190,246 shares of our common stock reserved for issuance under our 2005 Equity Incentive Plan and our 2005 Employee Stock Purchase Plan.

USE OF PROCEEDS

We are registering these shares pursuant to the registration rights granted to the selling stockholders in our December 2006 private placement and under a previous registration rights agreement. We will not receive any proceeds from the resale of our common stock under this offering. We have, however, received gross proceeds of approximately $10.0 million from the issuance of the common stock and the warrants in the private placement. Net proceeds were approximately $9.3 million after deducting all fees and expenses of the December 2006 private placement, which were approximately $0.7 million.

We may receive proceeds from the issuance of shares of common stock upon exercise of warrants if any of the warrants are exercised for cash. We estimate that we may receive up to an additional $5.1 million. We intend to use any proceeds that we may receive from the issuance of shares of our common stock upon exercise of warrants to meet our working capital needs and for general corporate purposes. If the warrants are exercised pursuant to their cashless exercise provision, we will not receive any additional proceeds from such exercise.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We intend to retain all available funds and any future earnings to reduce debt and fund the development and growth of our business.

SELLING STOCKHOLDERS

The selling stockholders may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to “selling stockholders” in this prospectus, we mean the companies listed in the table below, and the pledges, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in shares of our common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholders for whom we are registering shares for resale to the public, and the number of shares of common stock that the selling stockholders may offer pursuant to this prospectus. The common stock being offered was acquired from us in the private placement that was completed on December 21, 2006. The shares of common stock were issued pursuant to exemptions from the registration requirements of the Securities Act. Each selling stockholder represented to us that it was an accredited investor and was acquiring the warrants for investment and had no present intention of distributing the common stock issuable upon exercise of the warrants. Except as noted below, the selling stockholders have not, or within the past three years have not had, any material relationship with us or any of our predecessors or affiliates and the selling stockholders are not or were not affiliated with registered broker-dealers.

Based on the information provided to us by the selling stockholders and as of the date the same was provided to us, assuming that the selling stockholders sell all of the shares of our common stock beneficially owned by it that have been registered by us and do not acquire any additional shares during the offering, the selling stockholders will not own any shares other than those appearing in the column entitled “Number of Shares of Common Stock Owned After the Offering.” We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of common stock. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below.

		Number of
		Shares of
	Number of	Common				Percentage of
	Shares of	Stock	Total Number	Total Number	Number of	Common
	Common	Issuable	of Securities	of Securities	Shares of	Stock
	Stock Owned	Upon the	Owned	Owned	Common	Owned
	Prior to the	Exercise of	Prior to the	Being	Stock Owned After	After the
Name of Selling Stockholder	Offering	Warrants(1)	Offering	Registered	the Offering	Offering(2)

Catella Healthcare AB	684,932	342,466	1,027,398	1,027,398	0	0
Cornell Capital Partners, LP By Yorkville Advisors, LP, its General Partners(3)	2,397,260	1,198,630	3,595,890	3,595,890	0	0
Cranshire Capital, L.P.(4)	171,233	85,617	256,850	256,850	0	0
Domain Public Equity Partners L.P. By Domain Public Equity Associates L.L.C.(5)	1,386,687	342,466	1,729,153	1,027,398	701,755	0
Crestview Capital Master, LLC(6)	1,027,400	513,700	1,541,100	1,541,100	0	0
Hudson Bay Overseas Fund LTD(7)	89,041	44,521	133,562	133,562	0	0
Hudson Bay Fund LP(8)	82,192	41,096	123,288	123,288	0	0
Nite Capital LP(9)	276,496	85,617	362,113	256,850	105,263	0
Oppenheim Pramerica Asset Management S.a.r.l. Acting on behalf of FCP OP MEDICAL BioHe@lth-Trends(10)	410,959	205,480	616,439	616,439	0	0
Smithfield Fiduciary LLC(11)	171,232	85,616	256,848	256,848	0	0
Otago Partners, LLC(12)	68,493	34,247	102,740	102,740	0	0
Peter Derendinger(14)	171,233	85,617	256,850	256,850	0	0
Rockmore Investment Master Fund Ltd(13)	68,493	35,977	104,470	104,470	0	0
Private Equity Direct Finance(14)	2,971,508	428,083	3,399,591	1,284,248	2,115,343	0

(1)	Unless otherwise indicated, the warrants represented are exercisable at $1.47 per share of our common stock.

(2)	Unless otherwise indicated, assumes that the selling stockholders will resell all of the shares of our common stock offered hereunder. Applicable percentage of ownership is based on 35,835,911 shares of our common stock outstanding as of April 23, 2007,

(3)	Mark Angelo has investment discretion over securities held by Cornell Capital Partners, LP.

(4)	Mitchell P. Kopin, President of Downsview Capital, Inc., the General Partner of Cranshire Capital, LP, has sole voting, dispositive and investment control over the securities held by this selling stockholder. Mr. Kopin and Downsview Capital, Inc. each disclaim beneficial ownership of the shares held by Cranshire Capital, L.P.

(5)	Nicole Vitullo and Domain Associates, LLC are the managing members of Domain Public Equity Associates, LLC, the sole general partner of Domain Public Equity Partners, L.P. James C. Blair, Brian H. Dovey, Jesse I. Treu, Kathleen K. Schoemaker, Robert J. More and Nicole Vitullo are the managing members of Domain Associates, LLC and share voting, dispositive and investment control over the securities held by Domain Public Equity Partners, L.P. and each disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(6)	Crestview Capital Master, LLC (“Crestview”) is a limited liability company whose sole manager is Crestview Capital Partners, LLC. Mr. Stewart R. Flink and Mr. Daniel Warsh, as managers of Crestview Capital Partners, have voting and/or investment control over the common stock being registered for the account of Crestview Capital Master, LLC. Messrs. Flink and Warsh disclaim beneficial ownership of such shares. Stewart Flink, a manager of Crestview Capital Partners, is the controlling shareholder of Dillon Capital, Inc., a broker-dealer, registered under the NASD. All securities to be resold were acquired in the ordinary course of business. At the time of acquisition, Crestview had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.

(7)	Yoav Roth and John Doscas share voting and investing power over these securities. Both Yoav Roth and John Doscas disclaim beneficial ownership over the securities held by Hudson Bay Overseas Fund, Ltd. This selling stockholder has identified itself as an affiliate of a registered broker-dealer and has represented to us that such selling stockholder acquired its common stock in the ordinary course of business and, at the time of the purchase of the common stock, such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the common stock. To the extent we become aware that such selling stockholder did not acquire its common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate an “underwriter” within the meaning of the Securities Act of 1933.

(8)	Yoav Roth and John Doscas share voting and investing power over these securities. Both Yoav Roth and John Doscas disclaim beneficial ownership over the securities held by Hudson Bay Fund, LP. This selling stockholder has identified itself as an affiliate of a registered broker-dealer and has represented to us that such selling stockholder acquired its common stock in the ordinary course of business and, at the time of the purchase of the common stock, such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the common stock. To the extent we become aware that such selling stockholder did not acquire its common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate an “underwriter” within the meaning of the Securities Act of 1933.

(9)	Keith Goodman, Manager of Nite Capital, LLC, the General Partner of Nite Capital, L.P., has sole voting, dispositive and investment control over the securities beneficially owned by this selling stockholder. Mr. Goodman disclaims beneficial ownership of such securities.

(10)	Oppenheim Pramerica Asset Management S.a.r.l. is an affiliate of Prudential Equity Group, LLC, which does not engage a securities or kindred business. Oppenheim Pramerica Asset Management S.a.r.l. is 50% owned by PGLH of Delaware, Inc. which is owned by Prudential International Investments Corp., USA, which is in turn owned by Prudential Financial, USA, also a parent company of Prudential Equity Group, LLC.

(11)	Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and has voting control and investment discretion over the securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Smithfield Fiduciary LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC.

(12)	Lindsay A. Rosenwald, M.D., is the managing member of Otago Partners, LLC. Dr. Rosenwald is also the sole shareholder and Chairman of Paramount BioCapital, Inc., an NASD member broker-dealer, and Paramount BioCapital Asset Management, Inc., an investment adviser registered with the SEC.

(13)	Includes 1,730 warrants exercisable at $37.75 per share of our common stock. Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of February 2, 2007, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right of maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(14)	Includes 2,800,274 shares of common stock held by Private Equity Direct Finance and 171,233 shares of common stock held by Mr. Peter Derendinger who is principal of ALPHA Associates (Cayman), L.P., the investment manager of Private Equity Direct Finance.

PLAN OF DISTRIBUTION

The selling stockholders of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on the Nasdaq National Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchases;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups that, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incidental to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

Weil, Gotshal & Manges LLP has passed upon the validity of the common stock offered hereby on behalf of EpiCept Corporation.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated by reference (which report on the consolidated financial statements expresses an unqualified opinion and includes explanatory paragraphs relating to the Company’s change in the method of accounting for stock-based compensation effective January 1, 2006 as discussed in Note 2 to the consolidated financial statements and to the Company’s ability to continue as a going concern as discussed in Note 1 to the consolidated financial statements), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, without charge, upon written or oral request. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

Investor Relations
EpiCept Corporation
777 Old Saw Mill River Road
Tarrytown, New York 10591
(914) 606-3500

We file reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding EpiCept and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. This information is also available on our website at www.epicept.com.

Reports, proxy statements and other information regarding us may also be inspected at:

The National Association of Securities Dealers
1735 K Street, N.W.
Washington, D.C. 20006

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the shares to be sold hereunder. This prospectus has been filed as part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain of the information we file with the SEC. This means we can disclose important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and will modify and supersede the information included in this prospectus to the extent that the information included as incorporated by reference modifies or supersedes the existing information.

The following documents filed by us with the SEC are hereby incorporated by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Definitive Proxy Statement on Schedule 14A dated March 2, 2007, relating to our special meeting of stockholders held on April 6, 2007;

•	Definitive Proxy Statement on Schedule 14A, dated April 23, 2007, relating to our annual meeting of stockholders to be held on May 23, 2007;

•	Current Report on Form 8-K filed February 5, 2007;

•	Current Report on Form 8-K filed April 9, 2007;

•	Current Report on Form 8-K filed April 10, 2007;

•	Amended Current Report on Form 8-K filed April 11, 2007;

Copies of these filings are available free of charge by writing to EpiCept Corporation, 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Robert W. Cook, Secretary, or by telephoning us at (914) 606-3500.

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

10,327,081

Shares of Common Stock

PRELIMINARY PROSPECTUS

April 30, 2007

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the Registrant, are as follows. All amounts are estimates, except the SEC registration fee.

Securities and Exchange Commission registration fee	$1,000.00
Printer expenses	$5,000.00
Legal fees and expenses	$80,000.00
Accounting fees and expenses	$35,000.00

Total	$116,000.00

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (“Section 145”) permits indemnification of officers and directors of a corporation under certain conditions and subject to certain limitations. Section 145 also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145.

Article 6, Section 1, of EpiCept’s Amended and Restated Certificate of Incorporation provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent not prohibited by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of EpiCept (or was serving at EpiCept’s request as a director or officer of another corporation) shall be paid by EpiCept in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by EpiCept as authorized by the relevant section of the Delaware General Corporation Law.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, EpiCept’s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be personally liable for monetary damages for breach of the directors’ fiduciary duty as directors to EpiCept and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to EpiCept for acts or omission not in good faith or involving international misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of Stock repurchases or redemptions that are unlawful under Section 174 of the Delaware General Corporation Law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

EpiCept intends to enter into indemnification agreements with each of its directors and executive officers and to purchase directors’ and officers’ liability insurance. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, an individual will receive indemnification for expenses, judgments, fines and amounts paid in settlement if he or she is found to have acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of EpiCept, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding anything to the contrary in the indemnification agreement, EpiCept shall not indemnify any such director or executive officer seeking indemnification in connection with any action, suit, proceeding, claim or counterclaim, or part thereof, initiated by such person unless the initiation thereof was authorized in the specific case by the Board of Directors of EpiCept. The indemnification agreements provide for EpiCept to advance to the individual any and all expenses (including attorneys’ fees) incurred in defending any proceeding in advance of the final disposition thereof. In order to receive an advance of expenses, the individual must submit to EpiCept copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of EpiCept in which indemnification is being sought, nor is EpiCept aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of EpiCept.

ITEM 16.	EXHIBITS

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit		Description

**4	.1	Securities Purchase Agreement, dated as of August 30, 2006, among EpiCept Corporation and Hercules Technology Growth Capital, Inc., therein (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K, as filed with the SEC on September 5, 2006).
**4	.2	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K, as filed with the SEC on September 5, 2006).
**5	.1	Opinion of Weil, Gotshal & Manges LLP as to the legality of shares of Common Stock being registered.
*23	.1	Consent of Deloitte & Touche LLP.
**23	.3	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).
**24	.1	Power of Attorney of certain directors and officers of the Registrant (included in signature page of this Registration Statement).

*	Filed herewith.

**	Previously filed.

ITEM 17.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20-percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, or is contained in the form of a prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1993 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424 (b)(2), or (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii),or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424 (b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1993 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities to the purchaser; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, EpiCept Corporation has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tarrytown, New York, on April 30, 2007.

EPICEPT CORPORATION

By:	/s/ John V. Talley
John V. Talley
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 30, 2007.

Signature	Title

/s/ John V. Talley John V. Talley	Director, President and Chief Executive Officer (Principal Executive Officer)

* Robert W. Cook	Chief Financial Officer (Principal Financial and Accounting Officer)

* Robert G. Savage	Director

* Gert Caspritz	Director

* Guy C. Jackson	Director

* John Bedard	Director

* Wayne Yetter	Director

* Gerhard Waldheim	Director

*By: /s/ John V. Talley Attorney-in-Fact

EXHIBIT INDEX

EXHIBITS

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit		Description

**4	.1	Securities Purchase Agreement, dated as of August 30, 2006, among EpiCept Corporation and Hercules Technology Growth Capital, Inc., therein (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K, as filed with the SEC on September 5, 2006).
**4	.2	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K, as filed with the SEC on September 5, 2006).
**5	.1	Opinion of Weil, Gotshal & Manges LLP as to the legality of shares of Common Stock being registered.
*23	.1	Consent of Deloitte & Touche LLP.
**23	.3	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).
**24	.1	Power of Attorney of certain directors and officers of the Registrant (included in signature page of this Registration Statement).

*	Filed herewith.

**	Previously filed.